UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

January 11, 2014

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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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COMMISSION FILE NUMBER   0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 1.01.     Entry into a Material Definitive Agreement.

On January 11, 2014, Astro-Med, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between the Company and Miltope Corporation (d/b/a VT Miltope, a company of VT Systems), an Alabama corporation (the “Seller”), whereby the Company will acquire the Seller’s ruggedized printer product line (the “Products”) in exchange for the approximate $6.7 million cash purchase price (the “Transaction”). Astro-Med will fund such purchase price with existing cash and borrowings under its credit facility. The Transaction is expected to close on January 21, 2014 (the “Closing Date”).

The assets that the Company will acquire from the Seller will consist principally of inventory, equipment, intellectual property and customer contracts relating to the Products. Of the $6.7 million purchase price, $500,000 will be held in escrow for 12 months following the Closing Date to provide an indemnity to the Company in the event of any breach in the representations, warranties and covenants of the Seller.

Concurrent with the closing of the Transaction, the Company and Miltope will enter into certain Transition Services Agreements, pursuant to which the Seller will provide transition services and continue to manufacture the Products for the Company for approximately six months, after which time the Company will manufacture such Products at its West Warwick, Rhode Island facility.

The Products consist of rugged printers for use in commercial and military aircraft sold to aircraft manufacturers, tier one contractors, and directly to airlines around the world.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.                 Exhibit

99.1                      Press release dated January 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ASTRO-MED, INC.

Date: January 13, 2014	By:	/s/ Everett Pizzuti
Everett Pizzuti
Chief Executive Officer